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FOR IMMEDIATE RELEASE

For more information contact:

Ben W. Perks	Andrew J. Bosman
Executive Vice President and Chief Financial Officer	Director of Corporate Communications
312.573.5630	312.573.5631

NAVIGANT CONSULTING ANNOUNCES FIRST QUARTER 2003 RESULTS

CHICAGO, April 22, 2003 — Navigant Consulting, Inc. (NYSE: NCI), an independent consulting firm providing specialized professional services to assist clients in identifying practical solutions to the challenges of uncertainty and risk, today announced financial results for the first quarter of 2003.

Financial Results

Revenues for the first quarter of 2003 were $73.8 million, a 22 percent increase from $60.6 million in the first quarter of 2002, and up from $69.8 million in the fourth quarter of 2002. First quarter revenues in the Financial & Claims practice were $56.5 million, an increase of 25 percent from $45.3 million in the first quarter of 2002, and an increase of 13 percent from $50.1 million in the fourth quarter of 2002, reflecting the ongoing demand for the Company’s services, particularly in the healthcare, discovery services, government contracting and asbestos practices. First quarter revenues in the Energy & Water practice were $17.3 million, an increase of 13 percent compared to first quarter 2002 revenues, but down from fourth quarter 2002 revenues of $19.7 million, reflecting the ongoing turmoil in the energy industry and our recent restructuring initiatives in the practice.

EBITDA in the first quarter of 2003 was $8.0 million, an increase of 53 percent from $5.2 million in the first quarter of 2002, and an increase of 30 percent from $6.1 million in the fourth quarter of 2002. First quarter 2003 diluted EPS was $0.08 per share, double the $0.04 per share reported in both the first and fourth quarters of 2002.

“We are entering the second quarter of 2003 with solid momentum, as our core businesses are exhibiting attractive growth and our 2002 acquisitions continue to make increasing contributions,” stated William M. Goodyear, Chairman and Chief Executive Officer of Navigant Consulting. “Regulatory and business model stress is creating high client demand for independent consultants in the industries we serve. The Company is positioned very favorably compared to many of its competitors because of the absence of audit conflicts, primarily related to the Sarbanes-Oxley Act of 2002.”

Company-wide utilization in the first quarter improved to 72 percent, up significantly from 64 percent during the fourth quarter of 2002. Billable consultant headcount at March 31 was 956, a decrease from 1,015 at December 31, 2002, reflecting the results of the right-sizing in the Company’s Energy practice. Annualized voluntary attrition during the first quarter was

13 percent and annualized revenue per consultant increased to $309,000, up from $275,000 in the fourth quarter of 2002 and $246,000 in the first quarter of 2002. The Company ended the quarter with $5.3 million in cash, and $13.5 million in borrowings under its $50.0 million unsecured revolving credit facility. The Company continued its stock repurchase program in the first quarter, purchasing 870,100 shares. Days sales outstanding as of March 31, 2003 were 77 days, compared to 77 days as of December 31, 2002, and 81 days as of March 31, 2002.

Energy Practice

During the first quarter of 2003, the Company reviewed the capacity requirements of its Energy practice relative to the outlook for the demand for energy-related consulting services. As part of this review, several steps were taken to restructure the Energy practice to better align resources with demand, including implementing reductions-in-force, initiating the discontinuation of certain non-core service offerings, and re-organizing the Company’s go-to-market strategy around key energy initiatives.

“The energy industry has undergone significant stress in the past two years, and this stress continues to impact all organizations,” stated Mr. Goodyear. “Through our restructuring and realignment efforts, we believe we have taken the necessary steps to match resources to backlog. Reversing earlier declines, the Energy practice backlog stabilized during the quarter. Our deep industry knowledge, and our proven skills assisting energy organizations facing significant change continue to position us as a leading firm working with energy organizations to prepare for and move into the future.”

Brand Convergence

On March 28, 2003 the Company launched its new branding strategy, which unified all subsidiaries under the Navigant Consulting name. The new Navigant Consulting visual identity reinforces attributes clients have told the Company they prize most: innovation, professionalism and responsive, action-oriented professionals.

“The convergence of our legacy company names under the Navigant Consulting brand reinforces our commitment to building one of the preeminent independent consulting firms,” stated Mr. Goodyear. “Through increased integration, and a heightened awareness of the power of combining our consulting service offerings with deep industry knowledge, we believe the Company’s platform is positioned favorably to help clients address the challenges of risk, distress and change, especially in highly regulated environments.”

Webcast of the Company’s Announcement of First Quarter 2003 Results

A live webcast of management’s presentation of the Company’s first quarter results will be available on the Company’s website, www.navigantconsulting.com. To access the call, click the Investor Relations section and select Conference Calls. This webcast will be available until 5:00 p.m., ET, July 21, 2003.

About Navigant Consulting

Navigant Consulting, Inc. (NYSE: NCI) is a specialized independent consulting firm providing litigation, financial, restructuring, energy and operational consulting services to government agencies, legal counsel and large companies facing the challenges of uncertainty, risk, distress and significant change. The Company focuses on industries undergoing substantial regulatory or structural change and on the issues driving these transformations. “Navigant” is a service mark of Navigant International, Inc. Navigant Consulting, Inc. (NCI) is not affiliated, associated, or in any way connected with Navigant International, Inc. and NCI’s use of “Navigant” is made under license from Navigant International, Inc. More information about Navigant Consulting can be obtained on the Company’s website address, www.navigantconsulting.com.

Except as set forth below, statements included in this press release, which are not historical in nature, are intended to be, and are hereby identified as, “forward-looking statements” as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including “anticipate,” “believe,” “intends,” “estimates,” “expect” and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time to time in the Company’s reports filed with the SEC. Such risk factors include, but are not limited to: acquisitions and acquisitions under consideration, follow-on offerings, revenues and financial estimates, significant client assignments, recruiting, attrition and new business solicitation efforts, judicial proceedings, regulatory changes and general economic conditions.

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NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended
	March 31, 2003	December 31, 2002	March 31, 2002
Revenues before reimbursements	$64,024	$59,697	$53,655
Reimbursements	9,740	10,137	6,915

Total revenues	73,764	69,834	60,570
Cost of services before reimbursable expenses	38,434	35,715	32,160
Reimbursable expenses	9,740	10,137	6,915

Cost of services	48,174	45,852	39,075
Stock-based compensation expense	1,712	1,732	1,942
General and administrative expenses	15,926	15,894	14,374
Restructuring costs (credits)	0	(500)	0
Litigation and settlement provisions	0	750	0

Earnings before interest, taxes, depreciation and amortization (EBITDA)	7,952	6,106	5,179
Depreciation	1,701	1,897	1,791
Amortization	495	1,137	338

Operating income	5,756	3,072	3,050
Other income (expense), net	172	(83)	(28)

Income before income tax expense	5,928	2,989	3,022
Income tax expense	2,422	1,188	1,194

Net income	$3,506	$1,801	$1,828

Net income per diluted share	$0.08	$0.04	$0.04

Diluted shares	46,250	45,608	40,905
% of revenues before reimbursements:
Cost of services before reimbursable expenses	60.0%	59.8%	59.9%
Reimbursable expenses	15.2%	17.0%	12.9%
EBITDA	12.4%	10.2%	9.7%
Operating income	9.0%	5.1%	5.7%
Net income	5.5%	3.0%	3.4%
Total revenues by business segment:
Financial & Claims	$56,485	$50,128	$45,326
Energy & Water	17,279	19,706	$15,244

Total revenues	$73,764	$69,834	$60,570

NAVIGANT CONSULTING, INC. CONDENSED CONSOLIDATED BALANCE SHEETS AND SELECTED DATA (In thousands, except DSO data) (Unaudited)
	March 31, 2003	December 31, 2002	March 31, 2002
Assets
Cash and cash equivalents	$5,339	$8,109	$24,432
Trade accounts receivable, net	65,844	61,693	56,699
Prepaid and other assets	10,440	8,599	12,843

Total current assets	81,623	78,401	93,974
Property and equipment, net	18,189	18,124	19,773
Intangible assets, net	97,908	97,372	35,125
Other non-current assets, net	6,975	7,307	3,871

Total assets	$204,695	$201,204	$152,743

Liabilities and Stockholders’ equity
Bank borrowings	$13,500	$6,500	$0
Current liabilities	40,677	45,991	37,277
Other liabilities	4,592	4,418	0
Stockholders’ equity	145,926	144,295	115,466

Total liabilities and stockholders’ equity	$204,695	$201,204	$152,743

Selected Data
Days sales outstanding, net (DSO)	77 days	77 days	81 days